Exhibit 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2010 UNAUDITED EARNINGS AND SECOND
QUARTER CONFERENCE CALL

HOUSTON, TEXAS AUGUST 12, 2010-J.B. Poindexter & Co., Inc. which owns and operates primarily transportation related manufacturing businesses including Morgan Truck Body, LLC, Morgan Olson LLC, Truck Accessories Group, LLC, and the Specialty Manufacturing Division released unaudited revenues and earnings for the three and six months ended June 30, 2010.  The summarized unaudited results from operations were as follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales
Morgan	$69,712	$39,070	$114,346	$84,142
Morgan Olson	21,030	12,437	47,841	29,281
Truck Accessories	33,783	29,836	64,223	57,378
Specialty Manufacturing	38,083	41,563	70,073	91,976
JBPCO (Corporate)	(623)	(235)	(1,154)	(435)
Total	$161,985	$122,671	$295,329	$262,342
Operating Income (Loss)
Morgan	$6,381	$1,025	$7,009	$1,233
Morgan Olson	792	(6)	2,513	(156)
Truck Accessories	4,052	2,165	6,459	2,858
Specialty Manufacturing	682	260	(635)	5,825
JBPCO (Corporate)	(1,823)	(571)	(3,453)	(2,213)
Total	$10,084	$2,873	$11,893	$7,547
EBITDA Calculation:
Operating Income	$10,084	$2,873	$11,893	$7,547
Add: Depreciation and amortization	3,811	4,570	7,901	8,912
EBITDA(1)	$13,895	$7,443	$19,794	$16,459

Net cash generated was approximately $12.6 million for the three months ended June 30, 2010 and as of that date we had approximately $54 million of cash and $49 million of available borrowing capacity under our revolving credit facility.

The second quarter bondholder’s call will be held on Tuesday August 17, 2010 at 3:30 pm (Eastern time).  The conference call can be accessed from the United States or Canada by dialing (800) 774-6070 or for international callers (630) 691-2753 and the conference ID number: 7512313#.  A replay of the call will be available for four weeks after the call and may be accessed by dialing (888) 843-8996 or for international callers (630) 652-3044, and using the access code 7512313#.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, plastics based packaging materials and provides precision machining services.

(1)         “EBITDA” is net income from continuing operations increased by the sum of interest expense, income taxes, depreciation and amortization and other non-cash items for those operations defined as restricted subsidiaries in the indenture pertaining to our 8.75% Notes outstanding.  EBITDA is not included herein as operating data and should not be construed as an alternative to operating income (determined in accordance with accounting principles generally accepted in the United States) as an indicator of the Company’s operating performance.  The Company has reported EBITDA because it is relevant for determining compliance under the Indenture and because the Company understands that it is one measure used by certain investors to analyze the Company’s operating cash flow and historical ability to service its indebtedness.

Contact:   Michael O’Connor, Chief Financial Officer of J.B. Poindexter & Co., Inc., 713-655-9800